Exhibit 99.1

Sotera Health Reports Second-Quarter and First-Half 2023 Results
•Q2 2023 net revenues of $255 million decreased 4%, compared to Q2 2022, primarily driven by expected Nordion Cobalt-60 harvest schedule timing
•Q2 2023 net income of $24 million or $0.08 per diluted share, compared to net income of $30 million or $0.11 per diluted share in Q2 2022
•Q2 2023 Adjusted EBITDA of $128 million decreased 6%, compared to Q2 2022, driven by expected Nordion Cobalt-60 harvest schedule timing
•Q2 2023 Adjusted EPS of $0.21 decreased $0.06 per diluted share, compared to Q2 2022
•Total debt of $2.3 billion and net leverage ratio of 4.2x as of June 30, 2023
•Adjusting full-year 2023 net revenue outlook to $1.035 billion to $1.055 billion and Adjusted EBITDA to $520 million to $535 million
CLEVELAND, OH, August 3, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three and six months ended June 30, 2023.
Second-quarter 2023 net revenues decreased 4.3% to $255 million, compared with $267 million in the second-quarter 2022. Net income was $24 million, or $0.08 per diluted share, compared with net income of $30 million, or $0.11 per diluted share in the second-quarter of 2022. Adjusted EBITDA for the second-quarter 2023 decreased 5.6% to $128 million compared to $136 million in the second-quarter 2022. Second-quarter 2023 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) was $0.21, compared to $0.27 in the second quarter of 2022. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first six months of 2023, net revenues decreased 5.5% to $476 million, compared to $503 million for the same period in 2022. Net revenues decreased approximately 4.6% on a constant currency basis. Net income was $26 million, or $0.09 per diluted share for the first half of 2023, compared with net income of $61 million, or $0.22 per diluted share, for the same period last year. Adjusted EBITDA for the first half of 2023 decreased 9.8% to $227 million and Adjusted EPS decreased by $0.15 to $0.34 compared to the first half of 2022. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“The team has been working diligently to execute on our strategy in a challenging environment,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “All three business units have achieved significant margin expansion versus the first quarter of this year while Nordion has done an excellent job navigating the complexities of cobalt-60 logistics. Additionally, we are pleased to have completed the settlement of the Illinois EO litigation ahead of schedule with a 99.7% participation rate.”

Petras continued, “While second-quarter results were impacted by comparisons to record-setting revenue quarters for Nordion and Nelson Labs in the prior year, we are experiencing continued volume softness at both Sterigenics and Nelson Labs. We now expect the volume softness to continue and therefore have adjusted our 2023 outlook for net revenues to be in the range of $1.035 billion to $1.055 billion, and Adjusted EBITDA to be in the range of $520 million to $535 million. We are confident in this revised range and will continue to concentrate on executing our strategy. As always, our focus continues to be on providing high-quality service to our customers, while remaining committed to our mission, Safeguarding Global Health®.”
Second-Quarter and First-Half 2023 Highlights by Business Segment
Sterigenics
For second-quarter 2023, Sterigenics’ net revenues were $167 million, an increase of 5.6% compared to the second quarter a year ago. Second-quarter 2023 segment income was $91 million, an increase of 7.5%. For the first six months or 2023, Sterigenics’ net revenues were $327 million, an increase of 6.3% compared to the same period in 2022. Segment income increased 6.0% to $174 million.
Net revenue growth for the second-quarter 2023 was driven by favorable pricing as well as favorable changes in foreign exchange currency rates, partially offset by an unfavorable impact from volume and change in mix.
Segment income and segment income margin increases for the second-quarter 2023 were driven by favorable pricing, partially offset by unfavorable volume and change in mix, as well as inflation.
Nordion
For second-quarter 2023, Nordion net revenues were $32 million, a decrease of 36.7% compared to the second quarter a year ago. Second-quarter 2023 segment income decreased 40.7% to $18 million. For the first six months of 2023, Nordion net revenues were $41 million, a decrease of 52.0% compared to the same period in 2022. Segment income decreased 60.5% to $19 million.
Revenue decline for the second-quarter 2023 was driven by expected volume decline and a change in mix due to timing of Cobalt-60 supply harvest schedules, and an unfavorable impact from changes in foreign exchange currency rates, partially offset by favorable pricing.
Segment income and segment income margin declines for the second-quarter 2023 were also driven by the volume decline and change in mix referenced above, partially offset by favorable pricing.
Nelson Labs
For the second-quarter 2023, Nelson Labs net revenues were $57 million, a decrease of 2.8% compared to the second quarter a year ago. Second-quarter 2023 segment income decreased by 8.6% to $19 million. For the first six months of 2023, Nelson Labs net revenues were $109 million, a decline of 2.6% compared to the same period in 2022. Segment income declined 12.5% to $33 million.
Revenue decline for the second-quarter 2023 was driven by unfavorable volume and change in mix, partially offset by a favorable impact from pricing and changes in foreign currency exchange rates.
Segment income and segment income margin declines for the second-quarter 2023 were driven by volume decline and a change in mix, as well as inflation, partially offset by favorable pricing.
Balance Sheet and Liquidity
As of June 30, 2023, Sotera Health had $2.3 billion of total debt, and $263 million in unrestricted cash and cash equivalents, compared to $2.0 billion in total debt and $395 million in unrestricted cash and cash equivalents as of December 31, 2022. On June 30, 2023, the settlement funds of approximately $408 million related to the Illinois ethylene oxide (“EO”) claims were released from escrow. As of June 30, 2023 the Company had no balance outstanding on its revolving credit facility. Sotera Health’s net leverage ratio as of June 30, 2023 was 4.2x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

Updated 2023 Outlook
Today, Sotera Health is updating its 2023 outlook to the following:
•Net revenues in the range of $1.035 to $1.055 billion, from previous guidance of $1.055 billion to $1.090 billion, representing growth of approximately 3% to 5%, compared to the prior year,
•Adjusted EBITDA in the range of $520 to $535 million, from previous guidance of $530 million to $550 million, representing growth of approximately 3% to 6%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 30% to 32%, from previous guidance of 30% to 33%,
•Adjusted EPS remains in the range of $0.78 to $0.86,
•A fully diluted share count remains in the range of 283 million to 285 million shares on a weighted-average basis,
•Capital expenditures in the range of $200 to $215 million, from previous guidance of $185 to $215 million, and
•2023 year-end Net Leverage Ratio expected to end the year at or below 4.0x, from previous guidance of ending the year within the range of 2.0x to 4.0x.

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Leverage Ratio without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60, the impact of inflationary trends including the impact on energy prices and the supply of labor, and the expectation that exchange rates as of June 30, 2023 remain constant for the remainder of 2023. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-877-270-2148 if dialing in from the United States, or 1-412-902-6510 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company's website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative versions of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of, EO or Cobalt-60 (“Co-60”), or our other direct materials, services and supplies, including as a result of geopolitical instability and sanctions arising from US, Canadian, UK or European Union relations with Russia; foreign currency exchange rates and changes in those rates; adverse changes in industry trends, environmental, health and safety regulations or preferences, or general economic, social and business conditions; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous laws and regulations in multiple jurisdictions; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures.
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.

We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS
Jason Peterson
Vice President & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Service	$226,050	$221,529	$440,560	$427,747
Product	29,232	45,110	35,312	75,646
Total net revenues	255,282	266,639	475,872	503,393
Cost of revenues:
Service	103,900	98,407	208,110	192,983
Product	11,794	17,836	16,671	31,139
Total cost of revenues	115,694	116,243	224,781	224,122
Gross profit	139,588	150,396	251,091	279,271
Operating expenses:
Selling, general and administrative expenses	60,287	63,132	122,197	122,674
Amortization of intangible assets	16,097	15,769	32,324	31,610
Total operating expenses	76,384	78,901	154,521	154,284
Operating income	63,204	71,495	96,570	124,987
Interest expense, net	30,728	14,044	59,598	24,448
Impairment of investment in unconsolidated affiliate	—	9,613	—	9,613
Foreign exchange loss (gain)	465	(755)	812	33
Other (income) expense, net	(2,474)	485	(3,727)	(2,482)
Income before income taxes	34,485	48,108	39,887	93,375
Provision for income taxes	10,972	17,690	13,532	32,316
Net income	23,513	30,418	26,355	61,059

Earnings per share:
Basic	$0.08	$0.11	$0.09	$0.22
Diluted	0.08	0.11	0.09	0.22
Weighted average number of common shares outstanding:
Basic	280,893	279,990	280,793	279,910
Diluted	283,147	280,171	283,040	280,038

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment revenues:
Sterigenics	$166,590	$157,792	$326,587	$307,254
Nordion	31,975	50,478	40,526	84,480
Nelson Labs	56,717	58,369	108,759	111,659
Total net revenues	$255,282	$266,639	$475,872	$503,393
Segment income:
Sterigenics	$91,450	$85,098	$174,290	$164,501
Nordion	17,784	29,982	19,310	48,885
Nelson Labs	19,251	21,055	33,353	38,098
Total segment income	128,485	136,135	226,953	251,484
Less adjustments:
Interest expense, net(a)	25,271	17,144	51,811	33,894
Depreciation and amortization(b)	39,490	36,939	79,028	72,988
Share-based compensation(c)	8,409	5,801	15,757	10,339
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(409)	(1,430)	126	(7,982)
Acquisition and divestiture related charges, net(e)	153	691	745	531
Business optimization project expenses(f)	3,322	470	5,856	574
Plant closure expenses(g)	129	478	(766)	1,149
Impairment of investment in unconsolidated affiliate(h)	—	9,613	—	9,613
Professional services and other expenses relating to EO sterilization facilities(i)	17,080	17,678	33,382	35,737
Accretion of asset retirement obligation(j)	555	598	1,127	1,118
COVID-19 expenses(k)	—	45	—	148
Consolidated income before income taxes	$34,485	$48,108	$39,887	$93,375
(a)The three and six months ended June 30, 2023 exclude $5.5 million and $7.8 million, respectively, of interest expense, net, on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and six months ended June 30, 2022 exclude $3.1 million and $9.4 million, respectively, of unrealized gains on interest rate derivatives not designated as hedging instruments.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents share-based compensation expense to employees and non-employee directors.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The six months ended June 30, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(h)Represents an impairment charge on our equity method investment in a joint venture.
(i)Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $5.5 million and $7.8 million of interest expense, net for the three and six months ended June 30, 2023, respectively, associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against Sterigenics U.S., LLC and Sotera Health LLC (“the Settling Defendants”) in Illinois under Settlement Agreements entered into on March 28, 2023.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$270,490	$396,294
Accounts receivable, net	117,307	118,482
Inventories, net	42,102	37,145
Other current assets	116,793	93,089
Total current assets	546,692	645,010
Property, plant, and equipment, net	859,138	774,527
Operating lease assets	25,179	26,481
Other intangible assets, net	456,120	491,265
Goodwill	1,110,498	1,101,768
Other assets	77,243	78,654
Total assets	$3,074,870	$3,117,705
Liabilities and equity
Total current liabilities	$200,330	$791,567
Long-term debt, less current portion	2,221,987	1,747,115
Other noncurrent liabilities	165,992	160,761
Deferred income taxes	68,194	68,024
Total liabilities	2,656,503	2,767,467
Total equity	418,367	350,238
Total liabilities and equity	$3,074,870	$3,117,705

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$26,355	$61,059
Non-cash items	101,474	96,513
Changes in operating assets and liabilities	(430,533)	(49,316)
Net cash provided by operating activities	(302,704)	108,256
Investing activities:
Purchases of property, plant and equipment	(98,134)	(71,642)
Adjustment to purchase of Regulatory Compliance Associates Inc.	—	450
Other investing activities	32	—
Net cash used in investing activities	(98,102)	(71,192)
Financing activities:
Proceeds from long-term borrowings	500,000	—
Payment on revolving credit facility	(200,000)	—
Payments of debt issuance costs	(24,672)	(27)
Other financing activities	(2,122)	(1,056)
Net cash used in financing activities	273,206	(1,083)
Effect of exchange rate changes on cash and cash equivalents	1,796	(2,287)
Net increase in cash and cash equivalents, including restricted cash	(125,804)	33,694
Cash and cash equivalents, including restricted cash, at beginning of period	396,294	106,924
Cash and cash equivalents, including restricted cash, at end of period	$270,490	$140,618

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$78,352	$42,057
Cash paid during the period for income taxes, net of tax refunds received	27,590	37,340
Purchases of property, plant and equipment included in accounts payable	16,986	17,923

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$23,513	$30,418	$26,355	$61,059
Amortization of intangibles	20,502	21,195	41,109	41,377
Share-based compensation(a)	8,409	5,801	15,757	10,339
Loss (gain) on foreign currency and derivatives not designated as hedging instruments, net(b)	(409)	(1,430)	126	(7,982)
Acquisition and divestiture related charges, net(c)	153	691	745	531
Business optimization project expenses(d)	3,322	470	5,856	574
Plant closure expenses(e)	129	478	(766)	1,149
Impairment of investment in unconsolidated affiliate(f)	—	9,613	—	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	17,080	17,678	33,382	35,737
Accretion of asset retirement obligation(h)	555	598	1,127	1,118
COVID-19 expenses(i)	—	45	—	148
Income tax benefit associated with pre-tax adjustments(j)	(13,959)	(9,732)	(26,351)	(17,584)
Adjusted Net Income	59,295	75,825	97,340	136,079
Interest expense, net(k)	25,271	17,144	51,811	33,894
Depreciation(l)	18,988	15,744	37,919	31,611
Income tax provision applicable to Adjusted Net Income(m)	24,931	27,422	39,883	49,900
Adjusted EBITDA(n)	$128,485	$136,135	$226,953	$251,484

Net Revenues	$255,282	$266,639	$475,872	$503,393
Adjusted EBITDA Margin	50.3%	51.1%	47.7%	50.0%
Weighted average number of shares outstanding:
Basic	280,893	279,990	280,793	279,910
Diluted	283,147	280,171	283,040	280,038
Earnings per share:
Basic	$0.08	$0.11	$0.09	$0.22
Diluted	0.08	0.11	0.09	0.22
Adjusted earnings per share:
Basic	$0.21	$0.27	$0.35	$0.49
Diluted	0.21	0.27	0.34	0.49
(a)    Represents share-based compensation expense to employees and non-employee directors.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The six months ended June 30, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)    Represents an impairment charge on our equity method investment in a joint venture.
(g)    Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $5.5 million and $7.8 million of interest expense, net for the three and six months ended June 30, 2023, respectively, associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under Settlement Agreements entered into on March 28, 2023.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(j)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.

(k)    The three and six months ended June 30, 2023 exclude $5.5 million and $7.8 million, respectively, of interest expense, net, on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and six months ended June 30, 2022 exclude $3.1 million and $9.4 million, respectively, of unrealized gains on interest rate derivatives not designated as hedging instruments.
(l)    Includes depreciation of Co-60 held at gamma irradiation sites.
(m)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (j).
(n)     $24.4 million and $20.9 million of the adjustments for the three months ended June 30, 2023 and 2022, respectively, and $47.2 million and $40.7 million of the adjustments for the six months ended June 30, 2023 and 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2023	2022
Current portion of long-term debt	$5,225	$197,119
Long-term debt	2,221,987	1,747,115
Current portion of finance leases	8,605	1,722
Finance leases less current portion	61,283	56,955
Total Debt	2,297,100	2,002,911
Less: cash and cash equivalents	(262,700)	(395,214)
Total Net Debt	$2,034,400	$1,607,697

Adjusted EBITDA(a)	$481,718	$506,249
Net Leverage	4.2x	3.2x
(a)Represents Adjusted EBITDA for the twelve months ended June 30, 2023 and December 31, 2022, respectively. Refer to the Adjusted EBITDA reconciliations for detail.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2023	2022
Net income	$(268,274)	$(233,570)
Amortization of intangibles	81,286	81,554
Share-based compensation(a)	26,629	21,211
Gain on foreign currency and derivatives not designated as hedging instruments(b)	11,258	3,150
Acquisition and divestiture related charges, net(c)	1,612	1,398
Business optimization project expenses(d)	7,508	2,226
Plant closure expenses(e)	2,815	4,730
Impairment of investment in unconsolidated affiliate(f)	—	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	70,284	72,639
Illinois EO litigation settlement(h)	408,000	408,000
Accretion of asset retirement obligation(i)	2,203	2,194
COVID-19 expenses(j)	7	155
Income tax benefit associated with pre-tax adjustments(k)	(111,848)	(103,081)
Adjusted Net Income	231,480	270,219
Interest expense, net(l)	96,407	78,490
Depreciation(m)	70,308	64,000
Income tax provision applicable to Adjusted Net Income(n)	83,523	93,540
Adjusted EBITDA(o)	$481,718	$506,249

Net Revenues	$976,166	$1,003,687
Adjusted EBITDA Margin	49.3%	50.4%
(a)Represents share-based compensation expense to employees and non-employee directors.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended June 30, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)Represents an impairment charge on our equity method investment in a joint venture.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $7.8 million of interest expense, net for the twelve months ended June 30, 2023, associated with Term Loan B that was issued to finance the $408.0 million cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under Settlement Agreements entered into on March 28, 2023.
(h)Represents the cost to settle approximately 880 pending and threatened EO claims against the Settling Defendants in Illinois under settlement Agreements entered into on March 28, 2023.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)The twelve months ended June 30, 2023 exclude $7.8 million of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The twelve months ended June 30, 2023 and December 31, 2022 exclude $11.1 million and $1.7 million, respectively, net decrease in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(m)Includes depreciation of Co-60 held at gamma irradiation sites.
(n)Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)
(o)$90.2 million and $83.6 million of the adjustments for the twelve months ended June 30, 2023 and December 31, 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.